PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of July ______ 2017 (the later of this date and the dates listed on the signature page shall constitute the "Effective Date," as used herein), between Lakeview Partners, LLC, a South Carolina limited liability company ("Seller"), and Beaver Creek CRE LLC, a Delaware limited liability company ("Buyer").

RECITALS:

A. Seller owns the real property legally described in Exhibit A-1, Exhibit A-2 attached hereto located in Spartanburg County, South Carolina (the "Land"). The Land consists of approximate 17.26 acre parcel, containing improvements comprising a mobile home park commonly known as Lakeview Mobile Home Park, located at 8332 Fairforest Road, Spartanburg, SC 29303 containing 96 mobile home spaces.

B. Seller desires to sell and Buyer desires to purchase the Property (as defined in Section 1.1) on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

1. PURCHASE AND SALE

1.1 Purchase and Sale. Upon and subject to the terms and conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the "Property," which shall consist of all of the following:

(a) The Land, together with any and all rights and interests appurtenant thereto, including, but not limited to, all rights, title, and interest in and to adjacent streets, alleys, rights-of-way, and any adjacent strips and gores, water, oil, gas and other mineral rights, and rights-of-way, privileges, licenses and easements; SUBJECT TO SECTION (11.15)

(b) All buildings, structures and improvements on the Land and Seller's interest in and to any fixtures and equipment affixed or attached thereto (together with the Land, the "Real Property"), SUBJECT TO SECTION (11.15)

(c) Seller's interest in and to any tangible personal property, used in the operation of the Property, including but not limited to manufactured housing units, located on the Land, owned by Seller or Seller's affiliates

(d) Seller's interest in and to any intangible personal property, including, without limitation, trademarks and tradenames, owned by Seller used in connection with the Property;

(e) Seller's interest, as landlord, in and to all leases or other rental or occupancy agreements for the Property (together with any modifications, extensions or renewals thereof the "Leases") including Seller's interest in and to all loans and notes owned by the Seller or Seller's affiliates relating to or secured by property located on the Land (the "Loans");

(f) Seller's interest in and to all contracts relating to the use and operation of the Property that Buyer elects to assume and in effect on the Closing Date, including any parking agreements,

equipment leases, landscape, trash removal or other maintenance contracts (the "Contracts"). The Contracts exclude any management or third party leasing or listing agreements – it being agreed that Buyer has no obligation, whether or not same are terminable, to assume any such agreements at the Closing;

(g) Seller's interest in and to all warranties and guaranties, if any, applicable to the design or construction of the buildings, structures or other improvements on the Land; and

(h) Seller's interest in and to all governmental licenses, permits and certificates, if any, applicable to the ownership, use, occupancy or operation of the Real Property, to the extent transferable.

2. PURCHASE PRICE AND PAYMENT

2.1 Purchase Price. Buyer shall pay as the purchase price for the Property the sum of One Million Seven Hundred Thousand Dollars ($1,700,000) (the "Purchase Price").

2.2 Earnest Money. Within three (3) business days following the Effective Date, Buyer shall deliver or cause to be delivered to Stewart Title Company, Attn: Danielle Howell, 5935 Carnegie Blvd. Suite 304 Charlotte NC 28209, (704) 401-2000; dhowell@stewart.com (the "Title Company") the sum of Ten Thousand Dollars ($10,000) (together with all interest earned thereon, the "Deposit") to be held by the Title Company in an interest bearing escrow account. The Deposit shall be credited to the Purchase Price at Closing, except as otherwise provided in this Agreement. Further, unless otherwise specifically stated herein, the Deposit is fully refundable.

2.3 Payment of Purchase Price. At Closing, Buyer shall pay to Seller the Purchase Price, subject to adjustments for the Deposit, prorations, credits and closing costs allocated to the parties pursuant to this Agreement, in cash or other immediately available U.S. funds.

3. BUYER'S DUE DILIGENCE

3.1 Buyer's Termination Right.

(a) Buyer shall have until 11:59 p.m. Eastern Time on the date that is the later of thirty (30) days following the receipt of all the Property Files on Schedule 1 (and as such period may be extended pursuant to the terms of this Agreement or as the parties otherwise agree, the "Contingency Date") to complete its evaluation, analysis, inspection and due diligence with respect to the Property in order to determine, in its sole discretion, whether Buyer approves the economic, financial, legal, title, physical and environmental condition of the Property (collectively, the "Condition of the Property"). Buyer may extend the Contingency Date 30 days by increasing the Earnest Money by $5,000. On or before 11:59 p.m. Eastern Time on the Contingency Date, Buyer may deliver to Seller (i) a notice (an "Approval Notice") that Buyer approves the Condition of the Property, (ii) a notice (a "Termination Notice") that Buyer desires, in its sole discretion, to terminate this Agreement, or (iii) a notice (an "Objection Notice") that Buyer objects to any Condition of the Property and describing such objections ("Buyer's Objections"). If Buyer delivers an Approval, Notice, as contemplated herein, Buyer shall be deemed to have waived any further right to terminate this Agreement, or to obtain a refund of the Deposit, except where such right is expressly set forth elsewhere in this Agreement. If Buyer delivers a Termination Notice, this Agreement shall be deemed terminated and Title Company shall, without the need for any further consent or approval of Seller, immediately refund the Deposit to Buyer. If Buyer delivers an Objection Notice, then Seller and Buyer shall negotiate in good faith for a period of ten (10) days to resolve Buyer's Objections. If Buyer and Seller are unable to reach agreement to resolve Buyer's Objections within such ten (10) day period or Buyer has not subsequently waived in writing Buyer's Objections, then this Agreement shall automatically terminate in which event the Title Company shall, without the need for

any further consent or approval of Seller, immediately refund all of the Deposit to Buyer. If Buyer fails to deliver an Approval Notice, Termination Notice or Objection Notice on or before the Contingency Date, this Agreement shall automatically terminate in which event the Title Company shall, without the need for any further consent or approval of Seller, immediately refund the Deposit to Buyer. Notwithstanding anything to the contrary herein, if any Phase I environmental report with respect to the Property recommends that a Phase II environmental investigation be conducted, Buyer shall have the right, upon written notice to Seller, to extend the Contingency Date for the period necessary to allow for such investigation to be performed or terminate this Agreement.

(b) If this Agreement is terminated, Buyer shall promptly deliver to Seller any documents and written information received from Seller, including, without limitation, the Property Files (as defined in Section 3.2). Termination of this Agreement and the refunding of the Deposit shall relieve the parties of further obligations under this Agreement, except to the extent such obligations expressly survive the termination of this Agreement.

3.2 Delivery of Documents.

(a) Seller has delivered to Buyer or shall deliver to Buyer within five (5) days after the Effective Date, copies of documents listed in Schedule 1 attached hereto, (the items in Schedule 1 are referred to herein as the "Property Files").

(b) If Seller fails to deliver any agreement, document or other material required to be delivered by Seller to Buyer under this Agreement within the stated time period, including, but not limited to the Property Files, the Title Commitment (defined below) and the Survey (defined below), the Contingency Date shall be automatically extended one day for each day of delay in delivery of such agreement, document or other material.

3.3 Inspection of Property. Upon reasonable notice, Seller shall make available to Buyer and Buyer's consultants, agents and employees, reasonable access to the Property for such inspections, examinations, tests, or any other reasonable investigations of the Property as Buyer deems appropriate' Seller shall have the right to have its agents or employees observe any testing activities.

3.4 Title Report and Survey.

(a) Fifteen (15) days prior to the Contingency Date, Buyer shall cause the Title Company to provide to Buyer a current title commitment (the "Title Commitment") or an ALTA Owner's Policy of Title Insurance issued by the Title Company, together with legible copies of all title exception documents referenced in the Title Commitment, in the amount of the Purchase Price.

(b) Within two (5) business days following the Effective Date Seller shall deliver to Buyer any existing surveys and title policies of the Property. Buyer may, at Buyer's discretion order a plat of survey of the Real Property (the "Survey") for delivery to Buyer pursuant to Buyer's specifications.

(c) If Buyer delivers an Objection Notice on or before 11:59 p.m. Eastern Time on the Contingency Date, such Objection Notice shall contain any exceptions reflected in the Title Commitment (the "Title Exceptions") and any matters shown on the Survey (the "Survey Matters") that are unacceptable to Buyer (collectively, the "Title Objections"). Such Title Objections shall be considered a part of Buyer's Objections and shall be addressed in the same manner as set forth for Buyer's Objections in Section 3.1(a). Notwithstanding the foregoing, Seller agrees to remove all Title Objections consisting of monetary liens, including without limitation, mechanics liens, judgment liens, delinquent tax liens and/or loans secured by mortgages or deed of trusts (collectively, the "Liens"). Seller may "remove" a Title Objection by causing the Title Company to provide affirmative insurance under the Title Policy (as defined in Section 4.5(a) against loss arising from the same, and paying the premium therefor; provided, however, Buyer shall not be obligated to accept any such endorsement in lieu of its right to terminate this Agreement. If Buyer does not object to any Title Exceptions or Survey Matters as provided above, then all such matters shall be deemed approved by Buyer and shall be Permitted Exceptions pursuant to Section 3.4(e).

(d) If any new matter or exception appears in any update to the Title Commitment received by Buyer after the Contingency Date through and including the Closing Date and the same is not caused by Buyer, Buyer shall have five (5) days following its receipt of such update to review and to provide written notice to Seller objecting to such new matter or exception. If Seller elects not to remove any new matter or objection (or is deemed to have so elected), Buyer may either waive its objection(s) and proceed to Closing or terminate this Agreement by delivering written notice to Seller on or before 11:59 p.m. Eastern Time on the date that is five (5) days following the date on which Buyer sent written notice (or the date on which Seller should have received Buyer's). If Buyer elects to terminate this Agreement (or fails to provide such written notice within such five-day period, in which event Buyer will be deemed to have terminated this Agreement), then the Title Company shall, without the need for any further consent or approval of Seller, immediately refund the Deposit to Buyer and the parties shall have no further rights or obligations under this Agreement except as set forth in Section 3.1(c) and Section 3.3(b). If the review and notice periods set forth in this Section 3.4(d) cannot be completed by the Closing Date, at Buyer's election, the Closing shall be extended by the number of days necessary to complete the foregoing review and notice periods.

(e) "Permitted Exceptions" shall include (i) except for the Liens, all liens, encumbrances and other matters affecting title or survey to which Buyer does not make written objection within the required time period or any Title Objection approved or waived by Buyer (or deemed to have been approved or waived pursuant to the terms of this Section 3.4), (ii) except for the Liens, all subsequent liens or encumbrances which Buyer shall accept or approve, and (iii) all liens or encumbrances which Buyer causes or authorizes against the Real Property.

4. CLOSING

4.1 Manner of Closing. The consummation of the purchase and sale of the Property (the "Closing") will be administered by the Tittle Company and will occur by mail at the Title Company's office. The parties agree to provide the Title Company with escrow instructions consistent with this Agreement.

4.2 Closing Date. The Closing shall occur at the offices of the Title Company on the date that is fifteen (15) days following the Financing Contingency Date (the "Closing Date"); provided, however, Buyer shall have the unilateral right, upon notice to Seller, to extend the Closing Date for up to fifteen (15) days.

4.3 Documents to Be Deposited by Seller. Seller shall deliver or cause to be delivered to Buyer and/or the Title Company, as appropriate, on or before the Closing Date, the following instruments and documents:

(a) a Special Warranty Deed in a form acceptable to Buyer and Seller conveying the Real Property to Buyer duly executed and acknowledged by Seller;

(b) a Bill of Sale in a form acceptable to Buyer and Seller (the "Bill of Sale") duly executed by Seller;

(c) two (2) counterpart originals of a General Assignment and Assumption Agreement in a form acceptable to Buyer and Seller (the "General Assignment") duly executed by Seller;

(d) two (2) counterpart originals of an Assignment and Assumption of Leases in a form acceptable to Buyer and Seller (the "Assignment and Assumption of Leases") duly executed by Seller;

(e) two (2) counterpart originals of an Assignment and Assumption of Contracts in a form acceptable to Buyer and Seller (the "Assignment and Assumption of Contracts") duly executed by Seller;

(f) an executed certificate of non-foreign person ("FIRPTA Certificate") duly executed by Seller;

(g) title and transfer documents to each manufactured home unit ("Park-Owned Mobile Homes") owned by Seller or Seller's affiliates adequate to transfer good title in the state in which the Land is located (subject to Section 11.16);

(h) written notification to tenants under the Leases, in a form approved by Buyer, informing them of the sale of the Property and instructing them, after the Closing, to make all future payments due under their respective leases to Buyer as their new landlord;

(i) a "Rent Roll" containing lease commencement, term, lease rate, options and extension rights, payment status, security deposits, and any other material term, condition or obligation of landlord or tenant, and 12-month operating statement certified by Seller as of the day prior to Closing;

(j) originals of all permits, warranties and material governmental approvals in the possession of Seller, if any, including, without limitation, the current certificates of occupancy for the Real Property;

(k) originals of the Contracts and Leases which are in Seller's possession;

(l) all keys, codes, combinations and passcards to the Property in Seller's possession;

(m) a duly executed settlement statement reflecting adjustments and prorations as required under this Agreement (the "Settlement Statement");

(n) such evidence as Buyer and/or the Title Company may reasonably request confirming Seller's authority to execute and deliver the documents required of it and to consummate the transactions contemplated hereby; and

(o) such other customary documents requested by Title Company as may be necessary to consummate the purchase and sale of the Property in accordance with this Agreement.

4.4 Funds and Documents to Be Deposited by Buyer. Buyer shall deliver or cause to be delivered to Seller and/or the Title Company as appropriate, on or before the Closing Date, the following funds, instruments and documents:

(a) such funds (by wire transfer or other immediately available United States funds) as are necessary to complete payment of the Purchase Price in accordance with Section 2.3 of this Agreement and to pay Buyer's portion of the Closing costs;

(b) two (2) counterpart originals of the General Assignment and Assumption Agreement duly executed by Buyer;

(c) two (2) counterpart originals of the Assignment and Assumption of Leases duly executed by Buyer;

(d) two (2) counterpart originals of the Assignment and Assumption of Contracts duly executed by Buyer;

(e) a duly executed Settlement Statement;

(f) such evidence as Seller and/or the Title Company may reasonably request confining Buyer's authority to execute and deliver the documents required of it and to consummate the transactions contemplated hereby; and

(g) such other customary documents requested by Title Company as may be necessary to consummate the purchase and sale of the Property in accordance with this Agreement.

4.5 Buyer's Closing Conditions. Buyer's obligation to purchase the Property is conditioned on the fulfillment of each of the conditions precedent described below at or before the Closing ("Buyer's Closing Conditions").

(a) The Title Company shall be committed to issue to Buyer an ALTA 2006 form owner's title insurance policy with extended coverage and survey, access, contiguity (if applicable) and 3.1 zoning endorsements (the "Required Endorsements"), insuring title to the Real Property in the amount of the Purchase Price, subject only to the Permitted Exceptions (the "Title Policy"');

(b) Seller shall have delivered the documents specified in Section 4.3;

(c) Seller's representations and warranties contained in Section 6.1 shall be true and correct as of the Closing Date, and Seller shall execute a statement re-certifying such representations and warranties at Closing upon Buyer's request;

(d) Seller shall h ave performed all covenants of Seller under this Agreement to be performed by Seller before the Closing Date in all material respects; and

(e) There shall not be any of the following by or against or with respect to any party wh1ch constitutes Seller: (a) a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any property interest; or (c) an assignment for the benefit of creditors.

4.6 Seller's Closing Conditions. Seller's obligation to sell the Property is conditioned upon the fulfil1ment of each of the conditions precedent described below at or before Closing ('Seller's Closing
Conditions"):

(a) Buyer shall have delivered the funds and documents specified in Section 4.4;

(b) Buyer's representations and warranties contained in Section 6.2 shall be true and correct as of the Closing Date; and

(c) Buyer shall have performed all covenants of Buyer under this Agreement to be performed by Buyer before the Closing Date in all material respects.

4.7 Closing Costs.

(a) At or before the Closing., Seller shall pay or have paid (i) the cost of

Seller's counsel and other advisors, and Seller does not pay Transfer sales taxes and recording fees.

(b) At or before the Closing, Buyer shall pay or have paid (i) the closing fees of the Title Company, (ii) the cost of the Title Policy, and (iii) the cost of Buyer's counsel and other advisors and (iv) transfer taxes and recording fees

(c) Any other Closing costs not specifically allocated between Buyer and Seller shall be borne by the respective parties in accordance with the custom and practice in the State in which the Real Property is located.

4.8 Prorations.

(a) As of the Closing Date, Seller shall pay all real and personal property taxes and assessments accruing in all calendar years (or fiscal tax years, if other than calendar) prior to and including the year in which the Closing occurs (or credit Buyer for same at Closing., if not then due and payable). The Title Company shall prorate as of the Closing Date between Buyer and Seller, based on 115% of the most recent mill levy and assessment (excluding any reduction or credit not applicable to the period(s) being prorated), or the actual amount if known, real and personal property taxes and assessments for the Real Property accrued in the calendar year (or fiscal tax year, if other than calendar) of the Closing. The cost of obtaining any reduction in taxes (including, without limitation, reasonable attorneys' fees) shall be prorated between the parties in proportion to the benefit to be received by each party as a result of such reduction. Such proration shall be adjusted, if necessary, and completed within thirty (30) days after receipt of the final tax bills.

(b) All rents and prepaid rents and other recurring operating income and prepaid income (including, without limitation, any cable television or other utility or entertainment carrier or provider income or door fees or future payment rights, sewer and irrigation fees, rental brokerage income and any utility costs attributable to the period prior to the Closing Date that have been passed on to and are payable by a tenant of the Property) with respect to the Property shall be prorated as of the Closing Date and those rents and income attributable to the period prior to the Closing Date shall be allocated to Seller and those rents and income attributable to the period on and after the Closing Date shall be allocated to Buyer, subject to the provisions of this Section. All rents that are 30 days or more delinquent shall not be prorated, and any such delinquent rents collected after the Closing Date shall be payable to Buyer. All prepayment of rental or other income or compensation attributable to the period subsequent to the Closing Date collected or received or retained by Seller under the terms of any agreement or understanding related to items to be allocated per this Section or the Leases will be delivered.to Buyer or offset against the Purchase Price. All rental and other revenues collected by Seller (including without limitation, pursuant to the Leases) up to the Closing Date which are allocable to the period and after the Closing Date shall be paid or credited by Seller to Buyer, including all rent to own credit, equity or other obligation of landlord/seller that will become an obligation of Buyer.

(c) All reasonable operating expenses ("Operating Expenses") of the Property, including, but not limited to utility costs, water, maintenance, insurance, service and management fees (paid to non-affiliates of Seller), if any, shall be prorated among Seller and Buyer. Operating Expenses attributable to the period prior to and on the Closing date shall be allocated to Seller and Operating Expenses attributable to the period after the Closing date shall be allocated to Buyer.

(d) At least ten (10) days prior to Closing, Seller shall deliver to Buyer a true, accurate and complete security deposit ledger stating all refundable security deposits and other deposits owed to tenants under the Leases. On the Closing Date, Seller shall assign and deliver to Buyer, through a credit to the Purchase Price, all refundable security deposits and other deposits owing to tenants under the Leases, to the extent held by Seller and not previously applied in accordance with the applicable Lease(s).

(e) If any tenant under the Leases owes rent accrued prior to the Closing Date but not otherwise paid and not more than 30 days delinquent (collectively "Late Rents"). Seller shall not be entitled to seek to terminate the Lease or otherwise pursue eviction or any similar landlord remedy. Rent received by Buyer or Seller after Closing shall be first applied to the rent then due and payable, second to the Late Rents, and third to future rent due and payable to Buyer. After application as aforesaid, Buyer and Seller each agree to pay to the other party, promptly upon receipt, all amounts so received after Closing that are owing to such other party in accordance with the foregoing.

(f) At least ten (10) days prior to Closing Seller shall deliver to Buyer a certified list of all utility accounts listing service address, account number and account code (occupied or vacant unit and/or common area water/electric/gas). Buyer shall arrange with all utilities and companies servicing the Property with accounts in Seller's name to have new accounts started in the name of Buyer beginning on the Closing Date.

(g) All other income and expenses for the Property shall, to the extent of information then available, be prorated between Seller and Buyer as of the date of Closing. At least ten (10) days prior to Closing Seller shall deliver to Buyer a true, accurate and complete schedule, together with copies of all applicable vendor contracts, stating all other income and expenses for the Property to be prorated between Seller and Buyer. Seller and Buyer shall use their best efforts prior to the Closing to prepare a schedule of prorations covering as many items to be prorated as practicable so such prorations can be made on or before the date of Closing. Such prorations shall be adjusted, if necessary, and completed after the Closing in accordance with this Section. Seller and Buyer agree to cooperate and to use their best efforts to complete such prorations on the Closing Date.

(h) Except as otherwise expressly provided herein, all income and expenses of the Property for the period through the day prior to the Closing Date shall be for the account of Seller and such income and expenses for the period commencing on the Closing Date shall be for the account of Buyer.

(i) Adjustments to prorations for which final amounts or other required information is not available as of the Closing shall be completed on or before the date that is ninety (90) days after the Closing Date (except with respect to real and personal property taxes which shall be adjusted within thirty (30) days after receipt of the final tax bills, if such receipt occurs later than the date that is ninety (90) days after the Closing Date) and Seller shall provide Buyer with true, accurate and complete copies of all invoices used to complete the adjustments to prorations. If any errors or omissions are made regarding adjustments and prorations, the parties shall make the appropriate corrections promptly upon the discovery thereof. The amount necessary to correct any adjustment or proration that is to be corrected hereunder shall be paid promptly in cash to the party entitled thereto.

(j) Seller shall be responsible for all tenant finish costs, leasing commissions and other leasing costs due by the landlord with respect to Leases executed prior *to* the Closing Date. If Seller has not, prior to the Closing, paid any tenant finish costs, leasing commissions or other leasing costs which are Seller's responsibility hereunder, Buyer will receive a credit for same ftom Seller at the Closing.

(k) The obligations set forth in this Section 4.8 shall survive the Closing.

5. SELLER'S PRE-CLOSING COVENANTS

5.1 Maintenance of the Property. During the period from the Effective Date to the first to occur of (a) the date of termination of this Agreement for any reason, or (b) the Closing Date, Seller shall manage, operate, maintain, repair, and insure the Property in the ordinary course of business in accordance with Seller's current practices and in compliance with all applicable laws, rules and

regulations. Provided that this Agreement has not been terminated, during the period from the Contingency Date to the Closing Date (the "Interim Period"), Seller shall not (a) enter into any agreement or contract for the operation or maintenance of the Property or any part thereof that is, or will be, a binding obligation of Buyer or that could create a lien, leasehold or other possessory interest, security interest, or encumbrance in or against the Property or any part thereof after the Closing, or (b) modify, amend, surrender or terminate any agreement or contract for the operation or maintenance of the Property or any part thereof, or (c) cause or permit any liens, encumbrances, easements, restrictions or other items to be recorded against the Property or any part thereof, in each case without the prior consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; (d) allow the levels of materials, supplies, work-in-process or other materials included in the inventory of the Property to vary in any material respect from the levels customarily maintained in the Property; (e) sell, dispose of or remove any Park-Owned Mobile Homes from the Land, provided Seller may, upon prior consent of Buyer, sell Park-Owned Mobile Homes to tenants of the Land, and in such case the Purchase Price shall be reduced by the net amount of such sale, less applicable commissions approved by Buyer; or (f) enter into any lease extensions and/or release of claims or liabilities for any tenant.

5.2 Reserved.

5.3 Contracts. Seller agrees that all pending, non-leasing Contracts must be terminated by Seller on or before the Closing Date unless Buyer otherwise elects, by written notice prior to the Contingency Date, to assume same. Buyer has no obligation to assume any Contracts required to be terminated by Seller hereunder.

6. REPRESENTATIONSANDWARRANTIES

6.1 Seller's Representations and Warranties. Seller represents and warrants to Buyer that:

(a) Seller is duly organized and in good standing under the laws of the (i) the State in which the Property is located and (ii) the state in which Seller is domiciled.

(b) All requisite action has been taken by Seller in connection with Seller's execution of this Agreement, and has been taken or will be taken in connection with the agreements, instruments or other documents to be executed by Seller pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby. No consent (not already obtained) of any member, manager, creditor, investor, judicial or administrative body, governmental or quasi-governmental authority or other third party is required for Seller to enter into this Agreement and to consummate the transactions contemplated hereby.

(c) The individual(s) executing this Agreement and the agreements, instruments or other documents to be executed by Seller pursuant to this Agreement on behalf of Seller have been duly authorized to bind Seller to the terms and conditions hereof and thereof. This Agreement and the agreements, instruments or other documents to be executed by Seller pursuant to this Agreement shall be the legal, valid and binding obligations of Seller enforceable in accordance with their terms (subject to applicable laws concerning bankruptcy, insolvency and rights of creditors generally).

(d) The execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not (i) contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, (ii) contravene or conflict with Seller's organizational documents, (iii) result in the breach of any of the terms or provisions of, or constitute a default under, any agreement or other instrument to which Seller is a party or by which it or any portion of the Property may be bound or affected or (iv) result in the creation of any lien or other encumbrance on any asset of Seller.

(e) Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code, as amended.

(f) Other than as set forth in the Title Commitment, Seller owns title to the Property free and clear of all liens, encumbrances and other restrictions. Other than as disclosed in the Title Commitment, to Seller's knowledge there are no rights of first refusal with respect to the sale of the Property.

(g) There is no litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind that has been served or delivered upon Seller relating to the Property or any part thereof. or to Seller's knowledge, which is threatened against or involves the Property or any part thereof.

(h) There are no Leases other than as provided to Buyer in the Property Files, and Seller will deliver to Buyer true, correct and complete copies and originals thereof in accordance with this Agreement. To Seller's knowledge, each Lease is in full force and effect and there are no lawsuits, evictions, claims by tenants and others, defaults or events that with notice or lapse of time or both which constitute a default by Seller or the tenant under such Leases. Except as reflected in the Leases, there are no tenant finish costs, brokerage commissions or other leasing costs paid or payable in connection with any Lease or renewal or expansion thereof. Further, Seller represents that all Tenants are current with their lease obligations, and other obligations, to or pertaining to the Seller, mobile homes and/or Real Property.

(i) There are no Contracts for the Property which are, or will be, a binding obligation of Buyer or that could create a lien, leasehold or other possessory interest, security interest, or encumbrance in or against the Property or any part thereof after the Closing, and Seller will deliver to Buyer true, correct and complete copies and originals of all Contracts as part of the Property Files in accordance with this Agreement. To Seller's knowledge, each Contract is in full force and effect and there are no defaults or events that with notice or lapse of time or both which constitute a default by Seller or any other party to such Contracts.

(j) Except as disclosed in the Property Files, (i) Seller has not received notice of any actual or potential violations of Environmental Laws applicable to the Property or the ownership, use or occupancy thereof and to Seller's knowledge, there are no current violations of any such laws, (ii) there are no pending or, to Seller's knowledge, threatened actions arising under or pursuant to any Environmental Laws with respect to or affecting the Real Property, (iii) to Seller's knowledge, other than (A) Hazardous Substances used in the ordinary course of maintaining and cleaning the Property in commercially reasonable amounts, and (B) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Property in commercially reasonable amounts, no Hazardous Substances are present on or in the Property and the hazardous substances described in the foregoing clauses (A) and (B) are being used and disposed of in compliance with all Environmental Laws, and (iv) to Seller's knowledge, there are no underground or aboveground storage tanks, asbestos or PCBs located on, in or under the Real Property. As used herein, the term "Environmental Laws" means any and all federal, state and local statutes, codes, laws, regulations, permits, ordinances, orders, decrees, or other requirements governing, controlling, or regulating Hazardous Substances. The term "Hazardous Substances" means any substance or material that is regulated as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and reauthorized to date ("CERCLA"), the Resource Conservation and Recovery Act, as amended and reauthorized to date ("RCRA"), the Federal Water Pollution Control Act, as amended and reauthorized to date ("FWPCA"), or the Hazardous Materials Transportation Act, as amended and

reauthorized to date ("HMTA"), and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter or medical waste.

(k) Except as expressly disclosed in the Property Files, (i) the Property is serviced by a municipal sewer system and a municipal water system, both of which are in good working order and approved by the State in which the Property is located; (ii) the Property, and all portions thereof, are serviced with electricity by the applicable utility provider, and each homeowner or tenant of the Property is directly billed by the provider for such service; (iv) to the best of Seller's knowledge, at the time of closing, the mobile home park will pass all inspections necessary to operate a mobile home park; (v) Seller has made use of the Property as a mobile home park, the Property is zoned, licensed and/or permitted for such use, and all written and oral lease terms and conditions have been disclosed to Buyer.

(l) Seller has no employees, contractors, and/or laborers at the Real Property whose employment will become the obligation of Buyer subsequent to the Closing.

(m) Neither Seller nor any entity directly or indirectly controlling, controlled by or under common control with Seller has (i) made an assignment for the benefit of creditors, (ii) filed or had filed against it any petition in bankruptcy, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets or (v) made an offer of settlement, extension or composition to its creditors generally.

(n) None of Seller, any direct or indirect interest holder in Seller (collectively, the "Seller Parties"), or any entity controlling, controlled by, or under common control with Seller (an "Affiliate") is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations ("Laws") relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the "Terrorism Executive Order") or a Person similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the "Executive Orders"), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of2001 (Public Law 107-56, the "Patriot Act"), any sanctions and regulations promulgated under authority granted by the Trading w1th the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended fro time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

(o) There are no pending ad valorem property tax appeals that have been filed by Seller or its affiliates with respect to the Real Property. The Real Property is not situated within any special assessment, taxing or other metropolitan district and Seller has no knowledge of any proposal under which the Real Property is to be placed in any special assessment, taxing or metropolitan district.

(p) Seller has no knowledge of any violations of any law or governmental regulation, statute, ordinance, code, rule or regulation applicable to the Property or Seller and, to Seller's knowledge, each tenant at the Property has all permits, licenses and other governmental approvals necessary to own and operate the Property as currently owned and operated.

(q) To Seller's knowledge, no condemnation proceedings relating to the Property or any portion thereof are pending or threatened in writing.

(r) To Seller's knowledge, the Property Files are true, accurate and complete, and do not contain any untrue statement of material fact or omit to state any material fact that would or could reasonably be expected to, in the aggregate, result in a material adverse effect on the business, operations, affairs, management or condition of the Property, as presently conducted or existing, which has not been disclosed in this Agreement.

Seller's representations and warranties in this Section 6.1 shall be true and correct as of the Effective Date, shall be deemed true and correct as of the Closing Date as if remade by separate certification at that time.

6.2 Buyer's Representations and Warranties. Buyer represents and warrants to Seller that:

(a) Buyer is duly organized, validly existing and in good standing under the laws of the State of Deleware

(b) All requisite action has been taken by Buyer in connection with Buyer's execution of this Agreement, and has been taken or will be taken prior to Closing in connection with the agreements, instruments or other documents to be executed by Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby. No consent (not already obtained) of any member, partner, shareholder, creditor, investor, judicial or administrative body, governmental or quasi-governmental authority or other third party is required for Buyer to enter into this Agreement and to consummate the transactions contemplated hereby.

(c) The individuals executing this Agreement and the agreements, instruments or other documents to be executed by Buyer pursuant to this Agreement on behalf of Buyer each have been duly authorized to bind Buyer to the terms and conditions hereof and thereof. This Agreement and the agreements, instruments or other documents to be executed by Buyer pursuant to this Agreement shall be the legal, valid and binding obligations of Buyer enforceable in accordance with their terms (subject to applicable laws concerning bankruptcy, insolvency and rights of creditors generally)

(d) The execution and delivery of, and the performance by Buyer of its obligations under, this Agreement do not and will not (i) contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Buyer, (ii) contravene or conflict with Buyer's organizational documents, (iii) result in the breach of any of the terms or provisions of, or constitute a default under, any agreement or other instrument to which Buyer is a party or (iv) result in the creation of any lien or other encumbrance on any asset of Buyer.

Buyer's representations and warranties in this Section 6.2 shall be true and correct as of the Effective Date, shall be deemed true and correct as of the Closing Date as if remade by separate certification at that time.

7. BROKERAGE COMMISSIONS

Seller shall be responsible for payment of a real estate commission to GENREYN, LLC ("Seller's Broker") upon the Closing of the Property under this Agreement, pursuant to the terms of a separate agreement or agreements. Except with respect to Seller's Broker, Buyer shall defend, indemnity, and hold Seller harmless from any and all other Claims asserted by any broker or sales agent as a result of Buyer's actions in connection with this Agreement. Seller shall defend, indemnify, and hold Buyer harmless from and against any and all claims asserted by seller's broker or by any other broker or sales agent as a result

of seller's actions in connection with the transaction described in this agreement. These indemnities shall survive the closing or termination of this agreement

8. RISK OF LOSS

8.1 Major Damage. If, before the Closing Date, the Property, or any part thereof, is destroyed or suffers damage which is estimated (by an independent contractor selected by Buyer and approved by Seller) to cost more than Ten Thousand Dollars ($10,000) to repair, or business at the Real Property would be materially or adversely affected, or if condemnation proceedings are commenced against any material portion of the Property, Buyer shall have the right to terminate this Agreement, and Buyer shall be entitled to the refund of Buyer's Deposit, by giving written notice to Seller terminating this Agreement within twenty (20) days after receiving written notice of such damage, destruction or condemnation proceedings (but in any event before the Closing Date). If Buyer does not so terminate this Agreement, Buyer shall accept the Property in its then condition and proceed with the purchase without reducing the Purchase Price, and at Closing, Seller shall assign or credit to Buyer all insurance proceeds or condemnation awards payable or paid to Seller by reason of such damage, destruction or condemnation less any amounts incurred by Seller in repairing such damage and credit to Buyer the amount of the deductible under the applicable insurance. Buyer reserves the right upon notice of damage or destruction from Seller to request Seller to enter into an agreement with an independent adjustment firm of Buyer's choice, of which, shall be assignable to Buyer at Closing. Buyer shall review and approve such contract Buyer shall be responsible for all such firm's costs. Should Closing not occur, Seller shall have the right to continue the services of the independent adjustment firm and shall assume responsibility for all firm's costs or terminate such agreement and Buyer shall be responsible for all expenses incurred up to such date of termination.

8.2 Minor Damage. In the event of damage or condemnation to the Property which is insufficient to permit termination of this Agreement, Buyer shall accept the Property in its then condition and proceed with the purchase without reducing the Purchase Price and at Closing Seller shall assign or credit to Buyer all insurance proceeds or condemnation awards payable or paid to Seller by reason of such credit to Buyer the amount of the deductible under the applicable insurance. Buyer reserves the right upon notice of damage or destruction from Seller to request Seller to enter into an agreement with an independent adjustment firm of Buyer's choice, of which, shall be assignable to Buyer at Closing. Buyer shall review and approve such contract. Buyer shall be responsible for all firm's costs. Should Closing not occur, Seller shall have the right to continue the services of the independent adjustment firm and shall assume responsibility for all firm's costs or terminate such agreement and Buyer shall be responsible for all expenses incurred up to such date of termination.

If such damage or condemnation, as contemplated in Section 8.1 or 8.2 above, is not discovered until after the Closing Date, then Seller shall still be liable to Buyer under Section 8.1 or 8.2, respectively, as if the damage or condemnation had been discovered before the Closing Date

9. BREACH

9.1 Liquidated Damages. Provided that this Agreement has not been terminated by the parties, if Buyer defaults in its obligation to close and pay the Purchase Price, Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and retain the Deposit as liquidated damages, in which event the parties shall have no further rights or obligations under this Agreement (except as provided herein with respect to obligations which are intended to survive termination of this Agreement).

IF THIS AGREEMENT TERMINATES PURSUANT TO THIS SECTION, RETENTION OF THE DEPOSIT AS LIQUIDATED DAMAGES SHALL BE SELLER'S EXCLUSIVE REMEDY FOR BUYER'S BREACH OF THE OBLIGATION TO PURCHASE THE PROPERTY, WHICH SUM SHALL BE PRESUMED TO BE THE AMOUNT OF ACTUAL DAMAGES SUSTAINED BY

SELLER BY REASON OF BUYER'S BREACH. BUYER AND SELLER AGREE THAT, DUE TO THE NATURE OF THE TRANSACTION, IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES SELLER WOULD SUSTAIN SHOULD BUYER BREACH ITS OBLIGATION TO PURCHASE THE PROPERTY. BUYER AND SELLER AGREE THAT LIQUIDATED DAMAGES ARE APPROPRIATE FOR THIS TRANSACTION AND AGREE THAT THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES SELLER WOULD SUSTAIN BY VIRTUE OF BUYER'S FAILURE TO PERFORM ITS OBLIGATION TO PURCHASE THE PROPERTY.

9.2 Buyer's Remedies. If Seller has breached any representation or warranty under this Agreement prior to the Closing, or has failed to perform any material obligation on Seller's part to be performed at or prior to the Closing, or, if Seller fails to transfer the Property to Buyer in accordance with the terms of this Agreement, Buyer shall be entitled, as its sole and exclusive remedy, either (a) to terminate this Agreement and receive the Deposit and receive from Seller an amount equal to the out-of-pocket costs incurred by Buyer in connection with the transaction contemplated by this Agreement, or (b) to seek specific performance from Seller. If, as a result of any intentional act or willful failure to act by Seller, the remedy of specific performance is either (c) unavailable to Buyer because Seller no longer owns the Property; or (d) if granted would not adequately provide Buyer with the benefit of its bargain hereunder because the condition of the Property has been materially altered or changed by Seller in breach of this Agreement, then Buyer shall have the right to pursue all remedies available at law or in equity.

9.3 Post-Closing Remedies. If, after the Closing, Seller or Buyer fails to perform its obligations which expressly survive the Closing, or if either party discovers a breach of a representation then Seller or Buyer, as the case may be, may exercise any remedies available to it at law or in equity.

9.4 Opportunity to Cure. Buyer and Seller hereby agree that in the event Seller notifies Title Company that Buyer has breached this Agreement by reason of Buyer's failure to timely deposit the Deposit or timely close the transaction or for any other reason set forth in this Agreement and that Seller has elected to declare Buyer's Deposit forfeited, Title Company and Seller shall notify the Buyer of such intent. Buyer shall have ten (10) business days following such notice to either cure such default or dispute Seller's notice.

10. [Reserved]

11. GENERAL PROVISIONS

11.1 Successors and Assigns. Subject to the terms of this Section, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Buyer shall be entitled to assign its rights under this Agreement to one or more entities without the necessity of consent of Seller. Buyer will provide Seller with written notice of such assignment on or prior to the Closing Date.

11.2 Notices. All written notices and demands which either party may give the other may be given by hand delivery, registered or certified mail, facsimile, email, or by a delivery service guaranteeing overnight delivery to a party at the address below or as may be changed upon written notice to the other party. Notice by or to a party shall be effective if delivered by or to such party's attorney set forth below.

To Buyer:	Beaver Creek CRE LLC 8334 Pineville Matthews Road Suite 103-256 Charlotte, NC 28226 adam@gvestcapital.com
With a copy to:	Mike Kelly mike@gvestcapital.com
To Seller:	Joanne Rogers 235 Pointe Rd Inman SC 29349 Jrogers4235@gmail.com
With a copy to:	Genreyn LLC Ed Reynolds PO Box 728 Goose Creek, SC 29445 ereyn@comcast.net

Notices shall be deemed received as follows: if hand delivered, then upon delivery; if given by fax, then upon delivery so long as the sending fax electronically confirms delivery; if given by email, then upon delivery so long as the party receiving the email electronically confirms delivery; if given by overnight courier, then the business day after delivery to the overnight courier; and if given by certified mail, then the third business day (excluding the day of mailing) after mailing.

11.3 Confidentiality of Agreement. Seller and Buyer agree that neither Seller nor Buyer shall disclose to any third party (except as required to obtain consents necessary to consummate the sale) the Purchase Price or the terms and conditions of this Agreement or the information from the Property Files, and Buyer's due diligence investigation, provided, however, that Buyer may share such information with its consultants, attorneys, agents, lenders, investors and employees (including in any private placement

memorandum), so long as such parties also agree to maintain the confidentiality of the information.

11.4 Claims. The term "Claims" shall refer to claims, demands, damages, losses, judgments, liabilities, causes of actions, suits, fines, penalties, costs, fees and expenses, including, without limitation, fees, costs and expenses of attorneys, consultants and other experts.

11.5 Attorney's Fees. The prevailing party in any action or proceeding brought by either party against the other under this Agreement shall recover its court costs, costs and fees of the attorneys, experts and consultants in such action or proceeding (whether at the administrative, trial or appellate levels) from the nonprevailing party.

11.6 Time of the Essence. Time is of the essence in this Agreement as to each provision in which time is an element of performance.

11.7 No Rights or Obligations to Third Parties. Except as otherwise expressly provided in this Agreement, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties, to any person or entity other than Seller and Buyer.

11.8 Review by Counsel. Each party and its counsel have reviewed and approved this Agreement and any ambiguities shall not be resolved against the drafting party.

11.9 Effectiveness of Agreement. This Agreement shall not be effective and shall not be binding on Buyer and Seller unless and until fully executed by Buyer and Seller.

11.10 No Recording. Seller and Buyer agree that neither party shall record a memorandum of this Agreement. If Buyer breaches this provision, Seller shall have the right to terminate this Agreement and record a notice of termination.

11.11 Business Day. In the event that any of the dates specified in this Agreement shalt fall on a Saturday, a Sunday, or a holiday, then the date of such action shall be deemed to be extended to the next business day.

11.12 Miscellaneous. This Agreement sets forth the entire agreement between the parties regarding the Property and supersedes any prior agreements, negotiations or understandings of the parties. This Agreement shall be governed by the laws of the State in which the Property is located. If any provision of this Agreement is invalid or unenforceable, the remaining provisions shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The terms of this Agreement may not be modified or amended except by an instrument in writing executed by Seller and Buyer. The waiver or failure by either to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision of this Agreement. All recitals set forth above and the exhibits attached to this Agreement are an integral part of this Agreement and are incorporated into this Agreement by reference. Venue for any action relating to this Agreement shall be in county in which the Land is located.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, which when taken together, shall constitute one and the same original. The parties agree that signatures transmitted by or email shall be binding as if they were original signatures.

11.14 Exchange Condition. Both parties acknowledge that the other party (the "Exchanging Party") may exchange the Property in a "deferred like-kind exchange" pursuant to Section 1031 of the Internal Revenue Code of 1986 and the Regulations issued there under. The non-Exchanging Party shall cooperate with Exchanging Party in effectuating such exchange, provided the same is at no cost, expense

or liability to the non-Exchanging Party. The Exchanging Party shall be entitled to assign its rights under this Agreement to a "qualified intermediary" which assignment shall not relieve the Exchanging Party of its obligations under this Agreement.

11.15 BillBoard. A billboard located between the west edge of the parcel and Interstate 85 shall not convey to the buyer. Buyer must provide to seller, seller's agents and or assigns reasonable access to maintain, service and operate the billboard

11.16 Omitted

11.17 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement that can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

11.18 Governing Law. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of the State of South Carolina, excluding its conflict of laws rules.

11.19 Venue. Company agrees that any actions arising under this Agreement shall be heard and resolved in the courts Spartanburg County, South Carolina, or those with jurisdiction over Spartanburg County, South Carolina, e.g., federal courts.

(Signature page follows]

Schedule I
Property Files-Documents

1. All leases, amendments, lease extensions or modifications;

2. A list, prepared by Seller, of all vendors used during the past 3 years in connection with the property and all vendor and utility contracts;

3. Utility bills (water, sewer, gas, electricity and trash services) for the past twelve (12) months.

4. All environmental reports or studies of the Property in Seller's possession or control;

5. All surveys, plans, specifications and drawings regarding the Property in Seller's possession or control;

6. All licenses, permits, warranties, and guaranties regarding the Property in Seller's possession or control;

7. Monthly operating statements of the Property for fiscal year 2014 through the present, including monthly rent rolls, monthly income statements, monthly tenant aging reports, and for the current fiscal year to-date copies of the general ledger and all paid invoices;

8. A current year budget, including line item detail and actual vs. budget comparison;

9. An inventory of any personal property used in connection with the management or operation of the Properly and owned by Seller or Seller's affiliates, including a list of all Park Owned Mobile Homes, VIN numbers and title documentation issued by the State in which the Property is located for all motor vehicles and each of the Park Owned Mobile Homes;

10. A schedule of all current, pending, or threatened litigation affecting the Property of which Seller is aware of and all documentation related to the proceeding that is not privileged or confidential;

11. Copies of fire, hazard, liability and other insurance policies in effect on the Effective Date;

12. A detailed listing of significant repairs and capital improvements made to the Real Property by Seller during Seller's ownership;

13. All appraisals related to the Property in Seller's possession;

14. Copies of all management, leasing and commission agreements related to the Property;

15. Insurance loss runs for the last two (2) fiscal years, and the general information;

16. All tenant ledgers for the past twelve (12) months (tenant ledgers must include tenant name, lot number, lot rent amount, home rent amount, additional charges employee and other concessionary amounts and security deposit history); and

17. Any other relevant documents in Seller's possession or reasonably requested by Buyer and that are related to the operation or history of the property that is not privileged or confidential.

18. 3 years of bank statements and property entity tax returns.

19. Payment history list or spreadsheet of all current tenants for past two (2) years, indicating the date of payments, the amounts paid, and the amount required to be paid under the applicable lease.

EXIHBIT A-1

LEGAL DESCRIPTION

[TO BE PROVIDED]

Please provide copies of vesting deeds or existing polices of title insurance

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER

____

Joanne Rogers

LAKEVIEW PARTNERS LLC

BUYER:

____

Raymond M. Gee

BEAVER CREEK LLC

WITNESS FOR THE SELLER

____

WITNESS FOR THE BUYER

____